Exhibit 95
Second Quarter, 2013 Mine Safety Disclosures

Mine or Operating Name/MSHA Identification Number	Contractor ID	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)

Bear Run, 1202422	Z8T										1

Four Corners, 0801117	Z8T												1

North Antelope Rochelle, 4801353	Z8T										1

Republic Energy, 4609054	Z8T										1

Total											3		1